GLOBAL NATURAL RESOURCES INC.                                      EXHIBIT 11.1
COMPUTATION OF PER SHARE EARNINGS                                  PAGE 1 OF 1
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                                          YEAR ENDED DECEMBER 31
                                                            ----------------------------------------------------
                                                                1995               1994                 1993
                                                            ------------       ------------         ------------
Primary:
     Net Income (loss): . . . . . . . . . . . . . . .           ($6,307)           ($8,253)               $4,487
                                                            ============       ============         ============

Weighted average common shares:
     Outstanding  . . . . . . . . . . . . . . . . . .         29,497,272         29,660,578           28,360,697
     Assuming conversion of:
          Stock options, net of treasury
               shares (1) . . . . . . . . . . . . . .                -                  -                   -
                                                            ------------       ------------         ------------
     Total: . . . . . . . . . . . . . . . . . . . . .         29,497,272         29,660,578           28,360,697
                                                            ============       ============         ============
Net Income (loss) per share:  . . . . . . . . . . . .            ($0.21)            ($0.28)                $0.16
                                                            ============       ============         ============
Fully-diluted:
     Net income (loss): . . . . . . . . . . . . . . .           ($6,307)           ($8,253)               $4,487
                                                            ============       ============         ============
Weighted average common shares:
     Outstanding  . . . . . . . . . . . . . . . . . .         29,497,272         29,660,578           28,360,697
     Assuming conversion of:
          Prudential's preferred stock into common
            stock January 1, 1993 . . . . . . . . . .                -                  -              1,542,694
                                                            ------------       ------------         ------------
          Stock options, net of treasury shares (1) .                -                  -                   -
                                                            ------------       ------------         ------------
     Total: . . . . . . . . . . . . . . . . . . . . .         29,497,272         29,660,578           29,903,391
                                                            ============       ============         ============
Net income (loss) per share:  . . . . . . . . . . . .            ($0.21)            ($0.28)                $0.15
                                                            ============       ============         ============


(1) The effect of the assumed exercise of stock options on the primary and fully-diluted earnings per share calculations for the three periods ended December 31, 1995, is not significant.